Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655


             AMERICAN BILTRITE RECEIVES AMEX NOTICE OF NONCOMPLIANCE


      WELLESLEY HILLS, MA, AUGUST 27, 2007 - American Biltrite Inc. (AMEX:ABL) today reported that on August 22, 2007 it received a letter from the American Stock Exchange (the "Amex") indicating that American Biltrite is not in compliance with Sections 134 and 1101 of the Amex Company Guide due to the fact that it has not yet filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 with the Securities and Exchange Commission ("SEC"). As previously reported, American Biltrite has delayed filing its Form 10-Q pending completion of a review of the financial statements of its subsidiary Congoleum Corporation ("Congoleum") by the SEC. The letter also stated that American Biltrite must submit a plan by September 5, 2007 advising the Amex of actions American Biltrite has taken or will take to achieve compliance with the continued listing standards, and that this plan must be approved by the Amex, in order for American Biltrite to maintain its listing on the Amex. American Biltrite intends to submit a plan to the Amex by September 5, 2007. If American Biltrite does not timely submit a plan to the Amex, submits a plan that is not accepted by the Amex, or fails to satisfy any plan that may be submitted to and accepted by the Amex, the Amex may initiate delisting proceedings.

      In June 2007, Congoleum received a comment letter from the SEC indicating that the SEC had reviewed Congoleum's Annual Report on Form 10-K for the year ended December 31, 2006 and was requesting supplemental information on Congoleum's accounting policies and disclosures related to asbestos liabilities, insurance settlements, and related costs. Congoleum filed a voluntary petition with the United States Bankruptcy Court in 2003 seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago. Congoleum responded to the SEC request on August 1, 2007, and Congoleum received further correspondence from the SEC on August 22, 2007 pursuant to which the SEC requested additional information from Congoleum. In order to assure that its Form 10-Q is consistent with any changes in accounting policies or disclosures which may be adopted or implemented as a result of the comment letter process, American Biltrite intends to delay the filing of its Form 10-Q until the comment letter process is completed and Congoleum has finalized its Quarterly Report on Form 10-Q for the period ended June 30, 2007.

      Roger S. Marcus, Chairman of the Board, commented "We discussed Congoleum's SEC review process and the potential delay in filing American Biltrite's 10-Q with the Amex prior to the filing deadline and were aware a "compliance plan" would be needed. Congoleum is responding to the SEC's inquiries and we expect the SEC will complete their review within a reasonable period of time. Once their review is completed, Congoleum expects to complete and file its 10-Q accordingly, at which time ABI will also file its 10-Q."

Warning regarding forward looking statements

The above news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on American Biltrite's expectations, as of the date of this release, of future events. American Biltrite undertakes no obligation to update any of these forward looking statements. Although American Biltrite believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Actual results could differ significantly as a result of various factors, including (1) whether American Biltrite timely submits a compliance plan to the Amex, (2) whether the Amex will accept any compliance plan submitted by American Biltrite, (3) whether American Biltrite satisfies any compliance plan which may be submitted to and accepted by the Amex, (4) American Biltrite's ability to satisfy the Amex's listing standards, (5) whether the Amex will initiate delisting proceedings, (6) the timing to complete the SEC review process, (7) the extent to which the SEC seeks Congoleum to change its accounting policies or disclosures and the significance of those changes, and (8) whether, and if so, the extent to which, American Biltrite will supplement the disclosure included in, or restate or make other changes to its consolidated financial statements included in, American Biltrite's previously filed reports with the SEC as a result of the comment process, as well as other factors set forth in American Biltrite's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings with the SEC.